UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2010

OTTAWA SAVINGS BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

United States	0-51367	20-3074627
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

925 LaSalle Street, Ottawa, IL 61350

(Address of principal executive offices) (Zip Code)

(815) 433-2525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2010, Gary L. Ocepek notified Ottawa Savings Bancorp, Inc. (the “Company”) that he is resigning as President and Chief Executive Officer and director of Ottawa Savings Bancorp MHC (the “MHC”), the Company and Ottawa Savings Bank (the “Bank”) (collectively referred to as “Ottawa Savings”), effective May 31, 2010.

Mr. Ocepek entered into a Release Agreement (the “Release”) with the Company, the Bank and the MHC on May 18, 2010 in connection with his resignation.

Among various provisions, the material terms of the Release are as follows:

•

Mr. Ocepek’s amended and restated employment agreement with the Company and the Bank, dated as of December 12, 2008 (the “Agreement”), is terminated, except for Section 11g, “Continuing Covenant Not to Compete or Interfere with Relationships,” which survives termination;

•

Mr. Ocepek will receive a lump sum amount equal to $316,767, less applicable taxes and deductions. One-half of this amount will be paid on the first payroll date following expiration of the revocation period of the supplemental release agreement, as provided for in the Release, and the other one-half of this amount will be paid on the first payroll date after January 1, 2011. The lump sum amount is in addition to those benefits to which Mr. Ocepek is already or would otherwise be entitled under employee benefit plans or other compensatory arrangements;

•

Through August 2011, the Bank will provide supplemental Medicare coverage to Mr. Ocepek on the same cost-sharing basis as was in place while Mr. Ocepek was President and Chief Executive Officer, whereby Mr. Ocepek will pay 25% of the assessed premiums and the Bank will pay 75% of the assessed premiums. Beginning after August 2011, Mr. Ocepek may continue the supplemental Medicare coverage on a 50%/50% cost-sharing basis. Additionally, Mr. Ocepek’s spouse will be eligible for COBRA and the Bank will pay 50% of the assessed premium for Mr. Ocepek’s spouse through August 2011;

•

Mr. Ocepek agrees to release the MHC, the Company, the Bank and their respective affiliates from all claims related to his employment or employment agreement, excepting any rights to indemnification Mr. Ocepek has under Section 13 of the Agreement, applicable corporate law, the articles of incorporation, charter or bylaws of the Company and the Bank, as an insured under any director’s and officer’s liability insurance policy, and any claims for benefits under any health, disability, retirement or other similar employee benefit plan or employee pension plan within the meaning of ERISA;

•	Mr. Ocepek agrees to certain cooperation and non-disparagement conditions; and

•	Mr. Ocepek agrees not to disclose any of the MHC’s, the Company’s or the Bank’s confidential information and to return any confidential information to the MHC, the Company and the Bank.

Under the terms of the Release, Mr. Ocepek has the right to revoke the Release at any time within seven days from the date the Release is signed and delivered, and the Release will not become effective and enforceable until the revocation period has expired. The foregoing summary of the Release is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

On May 19, 2010, Ottawa Savings’ Boards of Directors appointed Jon Kranov, Senior Vice President and Chief Financial Officer of Ottawa Savings, as President and Chief Executive Officer of Ottawa Savings, effective May 31, 2010. Mr. Kranov will also continue to serve as Ottawa Savings’ Chief Financial Officer. On May 19, 2010, the Boards of Directors of Ottawa Savings also appointed Mr. Kranov, effective May 31, 2010, as a director of the Company, the MHC and the Bank, to fill the vacancy resulting from Mr. Ocepek’s resignation. The Company’s Board has authorized its Compensation Committee to negotiate and authorize the payment of an adjustment to Mr. Kranov’s current compensation, as it may deem appropriate, to reflect the additional responsibilities of Mr. Kranov as President and Chief Executive Officer.

A press release announcing Mr. Ocepek’s resignation and Mr. Kranov’s appointment is filed as Exhibit 99.2 to this Form 8-K.

Item 5.07	Submission of Matters to a Vote of Security Holders

(a) The annual meeting of the shareholders of Ottawa Savings Bancorp, Inc. was held on May 19, 2010.

(b) The matters considered and voted on by the shareholders at the annual meeting and the vote of the shareholders were as follows:

1. The following individuals were elected as directors, each for a three-year term, by the following vote:

Name	Shares Voted For	Votes Withheld
James A. Ferrero	1,633,141	1,796
Keith F. Johnson	1,632,841	2,096

There were 103,866 broker non-votes in the election of directors.

2. The appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010 was ratified by the shareholders by the following vote:

Shares Voted For	Shares Voted Against	Abstentions
1,723,613	—	425

There were no broker non-votes on the proposal.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Release Agreement by and among Ottawa Savings Bancorp, Inc., Ottawa Savings Bank, Ottawa Savings Bancorp MHC and Gary Ocepek

99.2	Press Release Dated May 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTTAWA SAVINGS BANCORP, INC.
(Registrant)
Date: May 24, 2010
	By:	/S/ JON KRANOV
Jon Kranov
President, Chief Executive Officer and
Chief Financial Officer